Exhibit 99.3

PFGI Capital Corporation Announces Redemption of Series A Preferred Stock and Series B Preferred Stock

PITTSBURGH, July 9, 2010 /PRNewswire/ — PFGI Capital Corporation announced the redemption of its Series A Preferred stock and Series B Preferred stock. The redemption date will be August 13, 2010. The redemption price of the Series A Preferred Stock is $25.00 per share, plus $.468229 per share representing all accrued and unpaid dividends from May 18, 2010, (the last dividend payment date) to (but not including) the Redemption Date, for a total redemption price of $25.468229 per share. The redemption price of the Series B Preferred Stock is $100.00 per share, plus $1.208333 per share representing all accrued and unpaid dividends from May 18, 2010, (the last dividend payment date) to (but not including) the Redemption Date, for a total redemption price of $101.208333 per share. Notice of redemption was mailed to holders of the securities today. The redemption and paying agent for the redemption is Computershare Trust Company, N.A. For more information, holders of the securities may contact Computershare at 1-800-546-5141 or write to Computershare at P.O. Box 43014, Providence, RI 02940-3014. Funds for the redemption will be deposited with Computershare on or before the redemption date.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage mortgage-backed securities and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of PNC Bank, National Association, a wholly owned banking subsidiary of The PNC Financial Services Group, Inc.

About The PNC Financial Services Group, Inc.

The PNC Financial Services Group, Inc. (http://www.pnc.com/) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; and asset management.

CONTACT:

Fred Solomon

412-762-7544

frederick.solomon@pnc.com